Exhibit 99.1
DynCorp International Establishes New Business Segment
FALLS CHURCH, Va., Apr 01, 2008 (BUSINESS WIRE) — DynCorp International (NYSE:DCP) has realigned its organization by establishing a third business segment. The company had been operating with two business segments, Government Services (GS) and Maintenance and Technical Support Services (MTSS).
Under the new alignment, the company will have three reporting segments, International Security Services (ISS), Logistics and Construction Management (LCM) and MTSS. Mr. Robert B. Rosenkranz, who had led the Government Services segment, will be president of International Security Services, which will include the company’s operations in police training, translation services, security, specialty aviation, counter-drug operations, and firefighting.
Mr. Rory Fisher has been named president of Logistics and Construction Management. Previously Mr. Fisher was vice president and general manager of the company’s Operation, Maintenance, and Construction Management (OMCM) unit. LCM will be responsible for all the company’s logistics, contingency, and construction operations, including any work awarded under the LOGCAP IV contract.
The MTSS business segment is unchanged, except for the addition of the company’s DynMarine business group, formerly part of Government Services.
About DynCorp International
DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. Headquartered in Falls Church, Va., DynCorp International has approximately 15,000 employees worldwide. For more information, visit www.dyn-intl.com.
SOURCE: DynCorp International
DynCorp
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Douglas Ebner, 571-722-0210
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